Exhibit 99.1

NEWS RELEASE 15-003	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner Dennard-Lascar / 713-529-6600
HORNBECK OFFSHORE ANNOUNCES
FOURTH QUARTER 2014 RESULTS
Amends and Extends Existing Revolver
Agrees to Sell Four Vessels to U.S. Navy and Enter into 10-Year Operating Arrangement
February 11, 2015 - Covington, Louisiana - Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the fourth quarter ended December 31, 2014. Following are highlights for this period and the Company’s future outlook:

•	4Q2014 diluted EPS from continuing operations of $0.52 decreased $0.09, or 15%, from the year-ago quarter

•	4Q2014 EBITDA from continuing operations of $67.4 million increased $0.5 million, or 1%, over the year-ago quarter

•	4Q2014 avg new gen OSV dayrates were $27,623, down $400 from the sequential quarter and in-line with the prior year quarter

•	4Q2014 utilization of the Company’s new gen OSV fleet was 76% compared to 79% a year-ago and 82% sequentially

•	4Q2014 utilization of the Company’s MPSV fleet was 94% compared to 88% a year-ago and 88% sequentially

•	First 15 HOSMAX OSVs have been placed in-service with final four OSV newbuild deliveries expected during 2015

•	First HOSMAX MPSV has been placed in-service with final four MPSV newbuild deliveries expected during 2H2015 and 2016

•	Contract backlog for new gen OSV vessel-days is currently at 59% and 38% for 1Q2015 and fiscal 2015, respectively

•	Contract backlog for MPSV vessel-days is currently at 48% and 24% for 1Q2015 and fiscal 2015, respectively

•	2015 guidance reflects several cost containment measures initiated by the Company due to prevailing market conditions

•	The Company bought back approximately 900,000 shares, or 2.5%, of its common stock for $25 million during 4Q2014

•	Company has agreed to sell four 250EDF OSVs to U.S. Navy and enter into 10-yr operating arrangement, subject to final documentation

•	As separately announced today, revolving credit facility has been amended to extend maturity and improve financial covenants
The Company recorded income from continuing operations for the fourth quarter of 2014 of $18.8 million, or $0.52 per diluted share, compared to $22.1 million, or $0.61 per diluted share, for the year-ago quarter; and $26.6 million, or $0.72 per diluted share, for the third quarter of 2014. Diluted common shares for the fourth quarter of 2014 were 36.4 million compared to 36.7 million for the fourth quarter of 2013 and 36.9 million for the third quarter of 2014. EBITDA from continuing operations for the fourth quarter of 2014 increased to $67.4 million compared to $66.9 million for the fourth quarter of 2013 and decreased 15.0% compared to $79.3 million for the third quarter of 2014. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 9 to the accompanying data tables. The historical results for the Downstream segment, which was sold in August 2013, have been presented as discontinued operations for all periods in this press release and the accompanying

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data tables.
Revenues. Revenues were $160.2 million for the fourth quarter of 2014, an increase of $15.3 million, or 10.6%, from $144.9 million for the fourth quarter of 2013; and a decrease of $6.7 million, or 4.0%, from $166.9 million for the third quarter of 2014. The year-over-year increase in Upstream revenues was primarily due to the full or partial-period contribution of 13 vessels that were placed in-service under the Company’s fifth OSV newbuild program since September 2013, as well as improved spot market conditions for the Company’s MPSV fleet. The newly constructed vessels accounted for a $28.1 million year-over-year increase in revenues and higher spot dayrates earned by the Company’s MPSV fleet accounted for a $2.9 million year-over-year increase in revenues. These favorable revenue variances were partially offset by a decrease in effective dayrates from the Company’s OSVs that were in-service during each of the quarters ended December 31, 2014 and 2013, due to soft OSV market conditions in the GoM spot market. Operating income was $37.4 million, or 23.3% of revenues, for the fourth quarter of 2014 compared to $43.7 million, or 30.2% of revenues, for the prior-year quarter; and $50.2 million, or 30.1% of revenues, for the third quarter of 2014. Average new generation OSV dayrates for the fourth quarter of 2014 were $27,623 compared to $27,781 for the same period in 2013 and $28,049 for the third quarter of 2014. New generation OSV utilization was 75.7% for the fourth quarter of 2014 compared to 79.4% for the year-ago quarter and 81.7% for the sequential quarter. The year-over-year decrease in utilization is primarily due to current softness for high-spec OSVs operating in the GoM spot market. The Company’s high-spec OSVs incurred an aggregate of 27 days of downtime for regulatory drydockings and achieved an average utilization of 76.0% for the fourth quarter of 2014.
Operating Expenses. Operating expenses were $80.1 million for the fourth quarter of 2014, an increase of $15.0 million, or 23.0%, from $65.1 million for the fourth quarter of 2013; and an increase of $3.7 million, or 4.8%, from $76.4 million for the third quarter of 2014. The year-over-year increase in operating expenses is primarily due to an increase in the number of active vessels in the Company’s fleet during 2014 compared to 2013. The operating cost increase was comprised of a $15.7 million increase from newly constructed vessels placed in service since September 2013 and a $0.3 million increase related to the Company’s four MPSVs, offset in part by a decrease from the rest of the fleet.
General and Administrative (“G&A”). G&A expenses of $13.9 million for the fourth quarter of 2014 were 8.7% of revenues compared to $13.0 million, or 9.0% of revenues, for the fourth quarter of 2013; and $11.2 million, or 6.7% of revenues, for the third quarter of 2014. These increases in G&A expenses were primarily attributable to the growth of the Company’s shoreside support team related to its on-going newbuild program, increased fleet size and expanding international operations. These increases were partially offset by lower stock-based compensation expense, which was driven lower by the recent decline in the Company’s stock price.

Depreciation and Amortization. Depreciation and amortization expense was $29.5 million for the fourth quarter of 2014, or $6.3 million higher than the prior-year quarter and $0.5 million higher than the sequential quarter. Depreciation was higher due to the full or partial-quarter contribution of 13 vessels that were placed in-service on various dates since September 2013. The increase in amortization expense is primarily due to a higher per-vessel average in shipyard costs for vessel regulatory drydockings given the shift in fleet mix to a higher percentage of much larger high-spec vessels. Depreciation and amortization expense is expected to continue to increase from current levels as the vessels under the Company’s current newbuild program are placed in-service and when any newly constructed vessels undergo their initial 30-month and 60-month recertifications.
Gain on Sale of Assets. Included in fourth quarter 2014 results from continuing operations was a $0.7 million ($0.4 million after tax and $0.01 per diluted share) gain on the sale of a non-core 220 class OSV.
Interest Expense. Interest expense during the fourth quarter of 2014 of $8.7 million was roughly in line with the same period in 2013. The Company recorded $7.3 million of capitalized construction period interest, or roughly 46% of its total interest costs, for the fourth quarter of 2014 compared to having capitalized $8.9 million, or roughly 51% of its total interest costs, for the year-ago quarter.
Annual Results From Continuing Operations for Fiscal 2014
Revenue from continuing operations for fiscal 2014 increased 15.8% to $634.8 million compared to $548.1 million for fiscal 2013. Operating income from continuing operations was $169.4 million, or 26.7% of revenues, for 2014 compared to $171.1 million, or 31.2% of revenues, for the prior-year. Income from continuing operations for 2014 increased $23.8 million to $87.9 million, or $2.40 per diluted share, compared to $64.1 million, or $1.76 per diluted share, for 2013. EBITDA from continuing operations for 2014 increased 23.4% to $285.4 million compared to $231.2 million for 2013. However, the Company recorded a $25.8 million ($16.1 million after-tax or $0.44 per diluted share) loss on early extinguishment of debt during 2013. This loss resulted from the refinancing of the Company’s 8.000% senior notes due 2017 with new 5.000% senior notes due 2021. Excluding the impact of such loss on early extinguishment of debt, EBITDA from continuing operations, income from continuing operations and diluted EPS from continuing operations for 2013 would have been $257.0 million, $80.2 million and $2.20 per share, respectively. The year-over-year increase in revenues from continuing operations primarily resulted from the full or partial-period contribution of 20 vessels that were placed in-service under the Company’s fifth OSV newbuild program since 2013 or returned to service under the Company’s 200 class OSV retrofit program since 2012 and, to a lesser extent, an increase in revenues from the MPSV fleet. The Company’s net income for 2014 included an aggregate $0.8 million ($0.5 million after-tax, or $0.01 per diluted share) gain on the sale of non-core assets, including one 220 class OSV. The Company’s net income for 2013 included an aggregate $1.6 million ($1.0 million after-tax, or $0.03 per diluted share) gain on the sale of non-core assets, including two 220 class OSVs.

Recent Developments
Common Stock Repurchase. On October 28, 2014, the Company's Board of Directors authorized the Company to repurchase up to $150 million in shares of its common stock. As of December 31, 2014, the Company had repurchased and retired 891,396 shares at an average price of $28.05 per share. The repurchased shares cost a total of $25 million and represent roughly 2.5% of the Company’s total shares outstanding prior to the commencement of the program. As of February 11, 2015, no additional shares have been repurchased.
Revolving Credit Facility. On February 6, 2015, the Company amended and restated its existing $300 million revolving credit facility to extend the maturity date and modify certain covenants to provide greater financial flexibility to the Company. All eight of the Company’s existing lenders renewed their prior commitments under the facility, with the majority expressing an interest in increasing their allocation had the Company wanted to increase the size of the borrowing base above $300 million. The amended facility will provide continued access to existing liquidity for working capital and general corporate purposes, including acquisitions, newbuild and conversion programs and other capital expenditures. The maturity of the new facility has been extended from November 2016 to February 2020, provided that, the 2019 convertible senior notes remain outstanding on March 1, 2019, the Company is required to maintain a specified minimum liquidity level until after the redemption or refinancing of the convertible senior notes. A new total debt-to-capitalization ratio, as defined, has replaced the prior debt-to-EBITDA leverage ratios as a financial covenant and for pricing determination. The maximum total debt-to-capitalization ratio, as defined, is 55% for the first nine fiscal quarters beginning with the quarter ended December 31, 2014 and stepping down to 50% for each fiscal quarter thereafter. The minimum interest coverage ratio will remain unchanged at 3.00-to-1.00. The restricted payment basket under the facility was increased by $87.5 million. The minimum collateral coverage ratio under the new facility has been reduced from 200% of the borrowing base to 150% of the borrowing base. Accordingly, the number of vessels pledged as collateral has been reduced from 23 OSVs valued in excess of $600 million to 10 OSVs valued in excess of $450 million, commensurate with the lower required collateral ratio. All of the Company’s remaining assets are unencumbered by liens. Other than these key changes, all other significant definitions and substantive terms in the Company’s credit agreement governing its revolving credit facility, including an accordion feature allowing for an expansion of the borrowing base up to $500 million, are unchanged from the amended and restated November 2011 agreement and will remain in effect through the life of the extended facility. However, the foregoing is only a summary, is not necessarily complete, and is qualified by the full text of the Second Amended and Restated Credit Agreement and Second Amended and Restated Guaranty and Collateral Agreement, which will be filed as exhibits to the Company’s Current Report on Form 8-K related to this matter dated February 6, 2015, expected to be filed tomorrow. As of December 31, 2014 and February 11, 2015, there were no amounts drawn under the Company’s revolving credit facility and $0.8 million was posted in letters of credit, which resulted in $299.2 million of credit immediately available under such facility.
Pending Vessel Sales to U.S. Navy. The Company has recently agreed to sell four of its 250EDF class OSVs currently chartered to the U.S. Navy and to subsequently operate such vessels for the Navy under an operations and maintenance (“O&M”) contract, which contains an initial term and annual renewal options spanning a 10-year operating period. These arrangements are subject to final documentation. Since their construction in 2008 and 2009, these vessels have supported the U.S. Navy’s submarine fleet on the east and west coast of the U.S. In order for the Navy to continue receiving the unique capabilities of these vessels, Congress has required their purchase from the Company, provided an agreement could be reached. The details of this transaction are currently being finalized and are expected to be completed in late-February with the O&M contract beginning immediately upon closing of each respective vessel sale. More details will be announced upon completion of the transaction.
Future Outlook
Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future operating results from continuing operations and certain events. These statements are forward-looking and actual results may differ materially given the volatility inherent in the Company’s industry. Other than as expressly stated, these statements do not include the potential impact of any significant further decline in commodity prices for oil and natural gas; any additional future long-term contract repositioning voyages; unexpected vessel repairs or shipyard delays; or future capital transactions, such as vessel acquisitions or divestitures, business combinations, additional stock buy-backs, financings or the unannounced expansion of existing newbuild programs that may be commenced after the date of this disclosure. These statements assume that the agreement for a sale of all four vessels to the U.S. Navy will be completed and associated contracts take effect on February 27, 2015. However, this transaction is subject to final documentation. Additional cautionary information concerning forward-looking statements can be found on page 11 of this news release.
Forward Guidance
The Company’s forward guidance for selected operating and financial data, outlined below and in the attached data tables, reflects the current state of depressed commodity prices and planned decreases in the capital spending budgets of its customers in recent months.
Vessel Counts. As of December 31, 2014, excluding one inactive non-core conventional OSV, the Company’s operating fleet consisted of 61 new generation OSVs and five MPSVs. The Company has since delivered two additional HOSMAX newbuild OSVs in January 2015. The forecasted vessel counts presented in this press release reflect (i) the anticipated fiscal 2015 and 2016 OSV and MPSV newbuild deliveries discussed below; (ii) the pending OSV-to-MPSV flotel conversion of one 300 class HOSMAX vessel; and, for purposes of this guidance, (iii) the assumed sale of four vessels to the U.S. Navy on February 27, 2015. With an average of 11.4 new generation OSVs projected to be stacked during 2015, the Company’s active fleet for 2015 is expected to be comprised of an average of 49.5 new generation OSVs and 5.9 MPSVs. These active new generation OSVs are comprised of an average of 20.7 “term” vessels that are currently chartered on long-term contracts and an average of 28.8 “spot” vessels that are currently operating or being offered for service under short-term charters. With an assumed average of 12.0 new generation OSVs projected to be stacked during 2016, the Company’s active fleet for 2016 is expected to be comprised of an average of 50.0 new generation OSVs and 8.8 MPSVs. These active new generation OSVs are comprised of an average of 4.2 “term” vessels that are currently chartered on long-term contracts and an average of 45.8 “spot” vessels that are currently operating or being offered for service under short-term charters.
Contract Coverage. The Company’s forward contract coverage for its current and projected fleet of new generation OSVs (including stacked vessels) for fiscal 2015 and 2016 is currently 38% and 6%, respectively. The Company’s forward contract coverage for its current and projected fleet of MPSVs for fiscal 2015 and 2016 is currently 24% and 0%, respectively. These contract backlog percentages are based on available vessel-days for the guidance periods, not estimated revenue.
Effective Dayrates. Effective, or utilization-adjusted, new generation OSV dayrates for the Company’s projected average of 20.7 active “term” OSVs are expected to be in the $24,000 to $26,000 range for the full-year 2015. This range does not reflect the incremental impact of any revenue expected to be derived in the remainder of fiscal 2015 from the Company’s “spot” OSVs, nor does it reflect any O&M contract or other revenue associated with the four 250EDF class OSVs for which it is assumed, for purposes of this guidance, that they will be sold to the U.S. Navy as of February 27, 2015. The Company does not provide annual guidance regarding the effective dayrates anticipated for its “spot” new generation OSVs or for any of its MPSVs due to the wide range of potential outcomes of its current domestic and international bidding activity for such vessels. Additional guidance will be provided regarding the revenue contribution of the four military vessels once the anticipated transaction details are finalized.
Operating Expenses. Aggregate cash operating expenses are projected to be in the range of $65.0 million to $70.0 million for the first quarter of 2015, and $265.0 million to $280.0 million for the full-year 2015. Not included in these costs is the lost revenue related to vessels during approximately 210 days of aggregate commercial-related downtime, nor does it reflect any O&M contract-related or other operating costs associated with the four vessels for which it is assumed, for purposes of this guidance, that they will be sold to the U.S. Navy as of February 27, 2015. Additional guidance will be provided regarding the cash operating expense contribution of the four military vessels once the anticipated transaction details are finalized. Please refer to the attached data table on page 15 of this press release for a summary, by period and by vessel type, of historical and projected data for commercial-related downtime (in days) for each of the quarterly and/or annual periods presented for the fiscal years 2013, 2014, 2015 and 2016. Included in the guidance range above are the anticipated results of several cost containment measures recently initiated by the Company due to prevailing market conditions, including, among other actions, the stacking of five and seven new generation OSVs on various dates during the fourth quarter of 2014 and first quarter of 2015, respectively, as well as company-wide headcount reductions and across-the-board pay-cuts for shore-side personnel. The cash operating expense estimate above is exclusive of any additional repositioning expenses the Company may incur in connection with the potential relocation of more of its current spot vessels into international markets or back to the GoM and any customer-required cost-of-sales related to future contract fixtures that are typically recovered through higher dayrates.
G&A Expenses. G&A expenses are expected to be in the approximate range of $13.5 million to $14.5 million for the first quarter of 2015, and $55.0 million to $60.0 million for the full-year 2015, or slightly above 2014 levels, commensurate with the Company’s fleet growth, expanding international operations and increased complexity of the active fleet. For future periods, the Company expects to remain within its historical range of G&A-to-revenue margins, as well as those of its domestic public OSV peer group.
Other Financial Data. Projected quarterly depreciation, amortization, net interest expense, cash income taxes, cash interest expense and weighted-average diluted shares outstanding for the first quarter of 2015 are $20.0 million, $7.7 million, $10.2 million, $1.8 million, $13.9 million and 36.1 million, respectively. Guidance for depreciation, amortization, net interest expense, cash income taxes and cash interest expense for the full fiscal years 2015 and 2016 is provided on page 15 of this press release. The Company’s annual effective tax rate is expected to be in the range of 36.0% to 38.0% for fiscal years 2015 and 2016.
Capital Expenditures Outlook
Update on OSV Newbuild Program #5. The Company’s fifth OSV newbuild program consists of four 300 class OSVs five 310 class OSVs, ten 320 class OSVs and five 310 class MPSVs. As of February 11, 2015, the Company has placed 16 vessels in-service under this program, two of which delivered in January 2015. The eight remaining vessels under this 24-vessel domestic newbuild program are currently expected to be delivered in accordance with the table below:

	2015				2016				Total
	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q
Estimated In-Service Dates:
300 class OSVs	—	—	—	—	—	—	—	—	—
310 class OSVs	—	—	2	—	—	—	—	—	2
320 class OSVs	—	2	—	—	—	—	—	—	2
Total OSVs	—	2	2	—	—	—	—	—	4
310 class MPSVs	—	—	—	1	1	1	1	—	4
Total Newbuilds	—	2	2	1	1	1	1	—	8
The Company continues to monitor production deficiencies experienced at one of the shipyards and to employ all tools contractually available to improve progress and to ensure all possible efforts are made to meet the requirements of the contract. Production at the other two yards remains on-time or ahead of schedule on a combined basis. As previously announced, the Company is in the process of converting one of its newbuild HOSMAX 300 class OSVs that was previously placed in service under its ongoing newbuild program, the HOS Riverbend, into a 300 class MPSV flotel vessel. This vessel is now expected to be re-delivered into the active fleet as a new U.S.-flagged, Jones Act-qualified MPSV in April 2015 and will be included in the Company’s MPSV fleet counts and operating statistics going forward. Based on the updated schedule above of projected vessel in-service dates, the pending 300 class OSV-to-MPSV flotel conversion and, for purposes of this guidance, the assumed sale of all four 250 EDF class OSVs to the U.S. Navy on February 27, 2015, the Company now expects to own 62 new generation OSVs as of December 31, 2015. These vessel additions result in a projected average new generation OSV fleet complement of 60.9 and 62.0 vessels for the fiscal year 2015 and 2016, of which 11.4 and 12.0 vessels are projected to be stacked, respectively. Based on the foregoing, the Company now expects to own and operate seven and 10 MPSVs as of December 31, 2015, and 2016, respectively. These vessel additions result in a projected average MPSV fleet complement of 5.9, 8.8 and 10.0 vessels for the fiscal years 2015, 2016 and 2017, respectively. The aggregate cost of the Company’s fifth OSV newbuild program, excluding construction period interest but including $14 million in recent change orders for the planned commercial-related upgrades of two undelivered HOSMAX OSVs, is now expected to be approximately $1,265.0 million, of which $198.7 million and $33.9 million are expected to be incurred in fiscal years 2015 and 2016, respectively. From the inception of this program through December 31, 2014, the Company has incurred $1,032.4 million, or 81.6%, of total expected project costs, including $62.7 million that was spent during the fourth quarter of 2014.
Update on Maintenance Capital Expenditures. Please refer to the attached data table on page 14 of this press release for a summary, by period and by vessel type, of historical and projected data for drydock downtime (in days) and maintenance capital expenditures for each of the quarterly and/or annual periods presented for the fiscal years 2013, 2014, 2015 and 2016. Maintenance capital expenditures, which are recurring in nature, primarily include regulatory drydocking charges incurred for the recertification of vessels and other vessel capital improvements that extend or maintain a vessel’s economic useful life. The Company expects that its maintenance capital expenditures for its Upstream fleet of vessels will be approximately $25.8 million and $27.6 million for the full fiscal years 2015 and 2016, respectively.
Update on Other Capital Expenditures. Please refer to the attached data tables on page 14 of this press release for a summary, by period, of historical and projected data for other capital expenditures, for each of the quarterly and/or annual periods presented for the fiscal years 2013, 2014, 2015 and 2016. Other capital expenditures, which are generally non-recurring, are comprised of the following: (i) commercial-related vessel improvements, such as the addition of cranes, ROVs, helidecks, living quarters and other specialized vessel equipment, or the modification of vessel capacities or capabilities, such as DP upgrades and mid-body extensions, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers; and (ii) non-vessel related capital expenditures, including costs related to the Company’s shore-based facilities, leasehold improvements and other corporate expenditures, such as information technology or office furniture and equipment. The Company expects miscellaneous incremental commercial-related vessel improvements and non-vessel capital expenditures to be approximately $66.6 million and $12.0 million, respectively, for the full fiscal years 2015 and 2016, respectively.
Liquidity Outlook
As of December 31, 2014, the Company had a cash balance of $185.1 million and an undrawn $300 million revolving credit facility. Together with cash on-hand, the Company expects to generate sufficient cash flow from operations to cover all of its growth capital expenditures for the remaining eight HOSMAX vessels under construction, commercial-related capital expenditures, and all of its annually recurring cash debt service, maintenance capital expenditures and cash income taxes through the completion of the newbuild program, as well as discretionary share repurchases from time to time, without ever having to use its currently undrawn revolving credit facility. The Company has three tranches of funded unsecured debt outstanding that mature in fiscal 2019, 2020 and 2021, respectively. On February 6, 2015, the Company amended and extended the maturity of its existing revolving credit facility to February 2020, provided that, if the 2019 convertible senior notes remain outstanding on March 1, 2019, the Company is required to maintain a specified minimum liquidity level until after the redemption or refinancing of the convertible senior notes. The Company also expects to receive additional cash liquidity from the net proceeds from the anticipated sale of four vessels to the U.S. Navy in 2015.

Conference Call
The Company will hold a conference call to discuss its fourth quarter 2014 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) tomorrow, February 12, 2015. To participate in the call, dial (412) 902-0030 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “Investors” homepage of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, Dennard-Lascar, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “Investors” homepage of the Company’s website. Additionally, a telephonic replay will be available through February 26, 2015, and may be accessed by calling (201) 612-7415 and using the pass code 13599190#.
Attached Data Tables
The Company has posted an electronic version of the following four pages of data tables, which are downloadable in Microsoft Excel™ format, on the “Investors” homepage of the Hornbeck Offshore website for the convenience of analysts and investors.
In addition, the Company uses its website as a means of disclosing material non-public information and for complying with disclosure obligations under SEC Regulation FD. Such disclosures will be included on the Company’s website under the heading “Investors.” Accordingly, investors should monitor that portion of the Company’s website, in addition to following the Company’s press releases, SEC filings, public conference calls and webcasts.
Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore service vessels primarily in the Gulf of Mexico and Latin America. Hornbeck Offshore currently owns a fleet of 68 vessels primarily serving the energy industry and has eight additional high-spec Upstream vessels under construction for delivery through 2016.

Forward-Looking Statements
This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” “will,” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons, including significant and sustained additional declines in oil and natural gas prices; a sustained weakening of demand for the Company’s services; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels; further reductions in capital spending budgets by customers; the inability to accurately predict vessel utilization levels and dayrates; fewer than anticipated deepwater and ultra-deepwater drilling units operating in the GoM or other regions that the Company operates in; the effect of inconsistency by the United States government in the pace of issuing drilling permits and plan approvals in the GoM or other drilling regions; the Company’s inability to successfully complete the remainder of its current vessel newbuild and conversion programs on-time and on-budget, which involves the construction, conversion and integration of highly complex vessels and systems; the inability to successfully market the vessels that the Company owns, is constructing, converting or might acquire; the inability of the Company to complete a sale to the U.S. Navy of four vessels or the government’s cancellation or non-renewal of the operations and maintenance contracts for those vessels; an oil spill or other significant event in the United States or another offshore drilling region that could have a broad impact on deepwater and other offshore energy exploration and production activities, such as the suspension of activities or significant regulatory responses; the imposition of laws or regulations that result in reduced exploration and production activities or that increase the Company’s operating costs or operating requirements; environmental litigation that impacts customer plans or projects; disputes with customers; bureaucratic, administrative or operating barriers that delay vessels chartered in foreign markets from going on-hire or result in contractual penalties or deductions imposed by foreign customers; industry risks; the impact stemming from the reduction of Petrobras’ announced plans for or administrative barriers to exploration and production activities in Brazil; less than expected growth in Mexican offshore activities; unanticipated difficulty in effectively competing in or operating in international markets; less than anticipated subsea infrastructure and field development demand in the GoM and other markets; the level of fleet additions by the Company and its competitors that could result in over capacity in the markets in which the Company competes; economic and political risks; weather-related risks; the shortage of or the inability to attract and retain qualified personnel, including vessel personnel for active and newly constructed vessels; regulatory risks; the repeal or administrative weakening of the Jones Act or changes in the interpretation of the Jones Act related to the U.S. citizenship qualification; drydocking delays and cost overruns and related risks; vessel accidents, pollution incidents, or other events resulting in lost revenue, fines, penalties or other expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations, such as non-compliance with or the unanticipated effect of tax laws, customs laws, immigration laws, or other legislation that result in higher than anticipated tax rates or other costs or the inability to repatriate foreign-sourced earnings and profits. In addition, the Company’s future results may be impacted by adverse economic conditions, such as inflation, deflation, or lack of liquidity in the capital markets, that may negatively affect it or parties with whom it does business resulting in their non-payment or inability to perform obligations owed to the Company, such as the failure of customers to fulfill their contractual obligations or the failure by individual banks to provide funding under the Company’s credit agreement, if required. Further, the Company can give no assurance regarding when and to what extent it will affect share repurchases. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filing, can be found on the Company’s website www.hornbeckoffshore.com.

Regulation G Reconciliation

This Press Release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measure is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as in Note 9 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Revenues	$160,219	$166,890	$144,893	$634,793	$548,145
Costs and expenses:
Operating expenses	80,089	76,425	65,064	296,500	239,239
Depreciation and amortization	29,536	29,011	23,199	115,450	85,962
General and administrative expenses	13,853	11,220	12,995	54,245	53,428
	123,478	116,656	101,258	466,195	378,629
Gain on sale of assets	661	—	15	822	1,587
Operating income	37,402	50,234	43,650	169,420	171,103
Other income (expense):
Loss on early extinguishment of debt	—	—	—	—	(25,776)
Interest income	206	233	589	1,086	2,515
Interest expense	(8,677)	(7,808)	(8,680)	(30,733)	(47,352)
Other income (expense), net [1]	486	52	61	501	(92)
	(7,985)	(7,523)	(8,030)	(29,146)	(70,705)
Income before income taxes	29,417	42,711	35,620	140,274	100,398
Income tax expense	10,648	16,152	13,533	52,367	36,320
Income from continuing operations	18,769	26,559	22,087	87,907	64,078
Income (loss) from discontinued operations, net of tax	402	(204)	153	618	47,315
Net income	$19,171	$26,355	$22,240	$88,525	$111,393
Earnings per share
Basic earnings per common share from continuing operations	$0.52	$0.73	$0.62	$2.43	$1.79
Basic earnings (loss) per common share from discontinued operations	0.02	(0.01)	—	0.02	1.31
Basic earnings per common share	$0.54	$0.72	$0.62	$2.45	$3.10
Diluted earnings per common share from continuing operations	$0.52	$0.72	$0.61	$2.40	$1.76
Diluted earnings (loss) per common share from discontinued operations	0.01	(0.01)	—	0.01	1.29
Diluted earnings per common share	$0.53	$0.71	$0.61	$2.41	$3.05
Weighted average basic shares outstanding	35,949	36,318	36,054	36,172	35,895
Weighted average diluted shares outstanding [2]	36,414	36,857	36,670	36,692	36,548

	Three Months Ended			Twelve Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Offshore Supply Vessels:
Average number of new generation OSVs [3]	60.6	58.9	51.7	57.4	50.7
Average number of active new generation OSVs [4]	57.3	58.9	51.7	56.6	50.3
Average new generation OSV fleet capacity (deadweight) [3]	197,524	185,465	142,506	177,033	132,564
Average new generation OSV capacity (deadweight)	3,260	3,147	2,752	3,076	2,609
Average new generation utilization rate [5]	75.7%	81.7%	79.4%	79.6%	83.7%
Effective new generation utilization rate [6]	80.0%	81.7%	79.4%	80.7%	84.4%
Average new generation dayrate [7]	$27,623	$28,049	$27,781	$27,416	$26,605
Effective dayrate [8]	$20,911	$22,916	$22,058	$21,823	$22,268

	As of December 31, 2014	As of December 31, 2013
Cash and cash equivalents	$185,123	$439,291
Working capital	299,097	518,959
Property, plant and equipment, net	2,459,486	2,125,374
Total assets	2,922,451	2,834,280
Total long-term debt	1,073,472	1,064,092
Stockholders’ equity	1,370,765	1,295,428

	Twelve Months Ended
	December 31, 2014	December 31, 2013
Cash provided by operating activities	$163,106	$207,067
Cash used in investing activities	(401,515)	(526,630)
Cash provided by financing activities	(19,664)	(61,344)

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Financial Data
(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
CONTINUING OPERATIONS:
Vessel revenues	$156,751	$163,456	$141,354	$621,977	$539,879
Non-vessel revenues	3,468	3,434	3,539	12,816	8,266
Total revenues	$160,219	$166,890	$144,893	$634,793	$548,145
Operating income	$37,402	$50,234	$43,650	$169,420	$171,103
Operating margin	23.3%	30.1%	30.1%	26.7%	31.2%
Components of EBITDA [9]
Income from continuing operations	$18,769	$26,559	$22,087	$87,907	$64,078
Interest expense, net	8,471	7,575	8,091	29,647	44,837
Income tax expense	10,648	16,152	13,533	52,367	36,320
Depreciation	19,303	18,201	14,834	71,301	55,332
Amortization	10,233	10,810	8,365	44,149	30,630
EBITDA [9]	$67,424	$79,297	$66,910	$285,371	$231,197
Adjustments to EBITDA
Loss on early extinguishment of debt	$—	$—	$—	$—	$25,776
Stock-based compensation expense	1,907	2,101	2,285	10,324	11,888
Interest income	206	233	589	1,086	2,515
Adjusted EBITDA [9]	$69,537	$81,631	$69,784	$296,781	$271,376
EBITDA [9] Reconciliation to GAAP:
EBITDA [9]	$67,424	$79,297	$66,910	$285,371	$231,197
Cash paid for deferred drydocking charges	(3,961)	(10,008)	(10,431)	(43,609)	(35,875)
Cash paid for interest	(11,398)	(13,878)	(13,420)	(50,548)	(53,636)
Cash paid for taxes	(1,568)	(2,400)	(1,218)	(5,679)	(4,537)
Changes in working capital	(9,095)	4,485	(5,242)	(32,213)	33,458
Stock-based compensation expense	1,907	2,101	2,285	10,324	11,888
Loss on early extinguishment of debt	—	—	—	—	25,776
Changes in other, net	96	(618)	247	(540)	(1,204)
Net cash provided by operating activities	$43,405	$58,979	$39,131	$163,106	$207,067
DISCONTINUED OPERATIONS:
Revenues	$—	$—	$433	$12	$43,318
Operating income	217	(318)	(207)	555	74,278
Operating margin	nmf	nmf	(47.8%)	nmf	nmf
Components of EBITDA [9]
Income from discontinued operations	$402	$(204)	$153	$618	$47,315
Interest expense, net	—	—	—	—	—
Income tax expense (benefit)	226	(114)	(360)	348	26,965
Depreciation	—	—	58	29	5,141
Amortization	—	—	—	—	3,266
EBITDA [9]	$628	$(318)	$(149)	$995	$82,687
Adjustments to EBITDA
Loss on early extinguishment of debt	$—	$—	$—	$—	$—
Stock-based compensation expense	—	—	—	—	26
Interest income	—	—	—	—	—
Adjusted EBITDA [9]	$628	$(318)	$(149)	$995	$82,713
EBITDA [9] Reconciliation to GAAP:
EBITDA [9]	$628	$(318)	$(149)	$995	$82,687
Cash paid for deferred drydocking charges	—	—	—	—	(3,961)
Cash paid for interest	—	—	—	—	—
Cash paid for taxes	—	—	—	—	—
Changes in working capital	1,168	431	(479)	2,246	(3,308)
Stock-based compensation expense	—	—	—	—	26
Loss on early extinguishment of debt	—	—	—	—	—
Changes in other, net	(212)	—	—	(867)	(60,076)
Net cash provided by (used in) operating activities	$1,584	$113	$(628)	$2,374	$15,368

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Financial Data
Capital Expenditures and Drydock Downtime Data from Continuing Operations (unaudited):

Historical Data:
	Three Months Ended			Twelve Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	1.0	2.0	3.0	20.0	17.0
Commercial downtime (in days)	27	83	84	663	535
MPSVs
Number of vessels commencing drydock activities	—	1.0	1.0	2.0	2.0
Commercial downtime (in days)	2	31	44	42	77

Commercial-related Downtime[10]:
200 class OSV retrofit program
Number of vessels commencing retrofit activities	—	—	—	—	4.0
Commercial downtime (in days)	—	—	114	—	731

New-Generation OSVs
Number of vessels commencing commercial-related downtime	1.0	—	—	2.0	4.0
Commercial downtime (in days)	75	—	92	158	222

MPSVs
Number of vessels commencing commercial-related downtime	—	—	—	—	—
Commercial downtime (in days)	—	—	—	—	—

Maintenance and Other Capital Expenditures (in thousands):
Maintenance Capital Expenditures:
Deferred drydocking charges	$3,961	$10,008	$10,431	$43,609	$35,875
Other vessel capital improvements	3,326	2,847	4,611	23,657	10,889
	7,287	12,855	15,042	67,266	46,764
Other Capital Expenditures:
200 class OSV retrofit program	—	—	10,416	122	48,019
Commercial-related vessel improvements	9,901	8,393	12,194	31,310	14,685
Non-vessel related capital expenditures	6,801	1,619	434	9,615	3,893
	16,702	10,012	23,044	41,047	66,597
	$23,989	$22,867	$38,086	$108,313	$113,361
Growth Capital Expenditures (in thousands):
OSV newbuild program #5	$62,650	$59,538	$113,075	$315,941	$441,882

Forecasted Data [11]:
	1Q 2015E	2Q 2015E	3Q 2015E	4Q 2015E	2015E	2016E
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	2.0	5.0	1.0	1.0	9.0	16.0
Commercial downtime (in days)	62	135	54	32	283	426
MPSVs
Number of vessels commencing drydock activities	—	—	—	—	—	1.0
Commercial downtime (in days)	—	—	—	—	—	28

Commercial-related Downtime[10]:
New-Generation OSVs
Number of vessels commencing commercial-related downtime	1.0	—	—	—	1.0	—
Commercial downtime (in days)	180	30	—	—	210	—

MPSVs
Number of vessels commencing commercial-related downtime	—	—	—	—	—	—
Commercial downtime (in days)	—	—	—	—	—	—

Maintenance and Other Capital Expenditures (in millions):
Maintenance Capital Expenditures:
Deferred drydocking charges	$5.1	$5.4	$5.1	$4.0	$19.6	$23.8
Other vessel capital improvements	3.4	1.7	0.7	0.4	6.2	3.8
	8.5	7.1	5.8	4.4	25.8	27.6
Other Capital Expenditures:
Commercial-related vessel improvements	22.6	13.1	—	—	35.7	8.0
Non-vessel related capital expenditures	10.8	8.8	5.6	5.7	30.9	4.0
	33.4	21.9	5.6	5.7	66.6	12.0
	$41.9	$29.0	$11.4	$10.1	$92.4	$39.6
Growth Capital Expenditures (in millions):
OSV newbuild program #5	$100.6	$48.6	$37.9	$11.6	$198.7	$33.9

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Fleet and Financial Data
(in millions, except Average Vessels, Contract Backlog and Tax Rate)
Forward Guidance of Selected Data from Continuing Operations (unaudited):

	1Q 2015E Avg Vessels	1Q 2015E Contract Backlog	Full-Year 2015E Avg Vessels	Full-Year 2015E Contract Backlog	Full-Year 2016E Avg Vessels	Full-Year 2016E Contract Backlog
Fleet Data (as of 11-Feb-2015):
Upstream
New generation OSVs - Term [12]	27.7	100%	20.7	99%	4.2	85%
New generation OSVs - Spot [13]	23.7	34%	28.8	10%	45.8	0%
New generation OSVs - Stacked [14]	9.6	0%	11.4	0%	12.0	0%
New generation OSVs - Total	61.0	59%	60.9	38%	62.0	6%
New generation MPSVs	5.0	48%	5.9	24%	8.8	0%
Total Upstream	66.0		66.8		70.8

	1Q 2015E Range		Full-Year 2015E Range
Cost Data:	Low [15]	High [15]	Low [15]	High [15]

Operating expenses	$65.0	$70.0	$265.0	$280.0
General and administrative expenses	$13.5	$14.5	$55.0	$60.0

	1Q 2015E	2Q 2015E	3Q 2015E	4Q 2015E	2015E	2016E
Other Financial Data:
Depreciation	$20.0	$20.9	$22.1	$22.9	$85.9	$95.8
Amortization	7.7	6.9	7.2	7.2	29.0	26.3
Interest expense, net:
Interest expense	$13.6	$13.6	$13.6	$13.6	$54.4	$54.4
Incremental non-cash OID interest expense [16]	2.4	2.5	2.5	2.5	9.9	10.5
Capitalized interest	(5.7)	(5.2)	(4.3)	(2.9)	(18.1)	(4.7)
Interest income	(0.1)	(0.1)	(0.1)	(0.1)	(0.4)	(0.8)
Total interest expense, net	$10.2	$10.8	$11.7	$13.1	$45.8	$59.4

Income tax rate	37.5%	37.5%	37.5%	37.5%	37.5%	37.5%
Cash income taxes	$1.8	$0.8	$1.3	$1.3	$5.2	$6.8
Cash interest expense	13.9	11.4	13.9	11.4	50.6	50.6
Weighted average diluted shares outstanding [17]	36.1	36.2	36.3	36.3	36.2	36.4

[1]	Represents other income and expenses, including equity in income from investments and foreign currency transaction gains or losses.

[2]
For the three and twelve months ended December 31, 2014 and 2013 and the three months ended September 30, 2014, the Company had no anti-dilutive stock options. As of December 31, 2014, September 30, 2014, and December 31, 2013, the 1.500% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $68.53 for such notes.

[3]
The Company owned 61 new generation OSVs as of December 31, 2014, and placed in-service two HOSMAX newbuild OSVs in January 2015. Excluded from this data is one stacked conventional OSV that the Company considers to be a non-core asset. Also excluded from this data are five MPSVs owned and operated by the Company.

[4]
In response to weak market conditions, the Company elected to stack certain of its new generation OSVs on various dates during the fourth quarter of 2014. Active new generation OSVs represent vessels that are immediately available for service during each respective period.

[5]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[6]	Effective utilization rate is based on a denominator comprised only of vessel-days available for service by the active fleet, which excludes the impact of stacked vessel days.

[7]
Average new generation OSV dayrates represent average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[8]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[9]	Non-GAAP Financial Measure
The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Securities and Exchange Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.
EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.
In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, stock-based compensation expense and interest income, or Adjusted EBITDA, to internally evaluate its performance based on the computation of ratios historically used in certain financial covenants of its credit agreements with various lenders. The Company believes that these ratios can be material components of financial covenants and, when applicable, failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•
EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once it is no longer in an overall tax net operating loss position, as applicable, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[10]
Commercial-related Downtime results from commercial-related vessel improvements, such as the addition of cranes, ROVs, helidecks, living quarters and other specialized vessel equipment; the modification of vessel capacities or capabilities, such as DP upgrades and mid-body extensions, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers; and the speculative relocation of vessels from one geographic market to another.

[11]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.

[12]
As of February 11, 2015, the Company’s active fleet of 29 new generation OSVs that were committed to “term” contracts (time charters of one year or longer in duration at inception) was comprised of the following fleet mix: five 200 class OSVs, nineteen 240 class OSVs and five 300 class OSVs.

[13]
As of February 11, 2015, the Company’s active fleet of 22 new generation OSVs that were available for “spot” contracts (time charters of less than one year in duration at inception) or additional “term” contracts was comprised of the following fleet mix: seven 240 class OSVs, four 265 class OSVs and eleven 300 class OSVs.

[14]	As of February 11, 2015, the Company’s inactive fleet of twelve new generation OSVs that were “stacked” was comprised of the following: seven 200 class OSVs and five 240 class OSVs.

[15]
The “low” and “high” ends of the guidance ranges set forth in this table are not intended to cover unexpected variations from currently anticipated market conditions. These ranges provide only a reasonable deviation from the conditions that are expected to occur.

[16]	Represents incremental imputed non-cash OID interest expense required by accounting standards pertaining to the Company’s 1.500% convertible senior notes due 2019.

[17]
Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.500% convertible senior notes. Warrants related to the Company’s 1.500% convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price for such notes of $68.53.

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